CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

Genco Shipping & Trading Limited Takes Delivery of Supramax Vessel

Announces Plan to Sign Time Charter for Genco Lorraine

NEW YORK, July 29, 2010 – Genco Shipping & Trading Limited (NYSE: GNK) today announced that it has taken delivery of the Genco Lorraine, a 2009-built Supramax vessel. The Genco Lorraine is the first of 13 vessels to be delivered to the Company under Genco’s agreement previously announced on June 25, 2010 to acquire 13 Supramax vessels from Setaf SAS, a wholly owned subsidiary of Bourbon SA.

The Company also announced that it has reached an agreement to enter into a time charter for the Genco Lorraine with Olam International Limited for 23 to 25 months at a rate of $18,500 per day, less a 5% third party brokerage commission. The time charter for the Genco Lorraine is expected to commence on or about July 31, 2010 and is subject to the completion of definitive documentation.

The Company used its available cash to pay the remaining balance of $29.16 million for the Genco Lorraine. On July 16, 2010, the Company entered into a commitment letter for a $253 million senior secured term loan facility and, upon the closing of this credit facility, intends to use the credit facility to refund $20 million associated with the purchase of this vessel to the Company.

About Genco Shipping & Trading Limited
Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco currently owns a fleet of 37 drybulk vessels, consisting of nine Capesize, eight Panamax, five Supramax, six Handymax and nine Handysize vessels, with an aggregate carrying capacity of approximately 2,991,000 dwt. After the expected delivery of four Handysize vessels and twelve Supramax vessels that Genco has agreed to acquire and retain, Genco will own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, seventeen Supramax, six Handymax, and thirteen Handysize vessels with a total carrying capacity of approximately 3,813,000 dwt.  References to Genco’s vessels and fleet in this press release exclude vessels owned by Baltic Trading Limited, a subsidiary of Genco.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations, and include, without limitation, the expected delivery of the Genco Lorraine to its charterer and the amounts expected to be received under the charter, Genco’s intentions to refund a portion of the vessel’s purchase price using the credit facility mentioned above, and expected deliveries of additional vessels. These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. Such statements are subject to various risks, uncertainties and assumptions, including the fulfillment of the closing conditions under, or the execution of customary additional documentation for, Genco’s agreements to acquire vessels; completion and funding of financing on acceptable terms; and completion of definitive documentation for the $253 million senior secured term loan facility referenced above.  Should one or more of those risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed in any forward-looking statements. These risks, as well as others, are discussed in greater detail in Genco’s filings with the SEC, including, without limitation, the “Risk Factors” section in each of the preliminary prospectus supplements and related prospectus relating to our offerings, our Annual Report on Form 10-K for the year ended December 31, 2009 and our subsequent filings with the SEC.

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